FFVA FINANCIAL CORPORATION AND SUBSIDIARY
                                   EXHIBIT 11
              Statement Regarding Computation of Earnings Per Share


                                                Three Months Ended June 30,                  Six Months ended June 30,
                                                 1997                 1996                     1997             1996
                                                 ----                 ----                     ----             ----

Primary Earnings per Share:
---------------------------
Weighted average number of shares
outstanding                                    4,520,552             5,372,243               4,569,096         5,452,140

Average unallocated ESOP Shares                 (200,000)             (233,852)               (200,000)         (233,852)

Incremental shares attributed to
outstanding options                              288,653               131,544                 277,747           116,546
                                              ----------            ----------              ----------        ----------
Weighted average number of common
stock equivalents                              4,609,205             5,269,935               4,646,843         5,334,834
                                              ==========            ==========              ==========        ==========
Net Income                                    $1,930,000            $1,710,000              $3,824,000        $3,319,000
                                              ==========            ==========              ==========        ==========
Primary earnings per common and
common equivalent share                           $  .42                $  .32                  $  .82            $  .62



Earnings Per Share Assuming Full
--------------------------------
Dilution:
---------

Weighted average number of shares
outstanding                                    4,520,552             5,372,243               4,569,096         5,452,140

Average unallocated ESOP shares                 (200,000)             (233,852)               (200,000)         (233,852)

Incremental shares attributed to
outstanding options                              329,232               194,268                 329,232           194,452
                                              ----------            ----------              ----------         ---------

Weighted average number of common
stock equivalents                              4,649,784             5,332,659               4,698,328         5,412,740
                                              ==========            ==========              ==========        ==========

Net Income                                    $1,930,000            $1,710,000              $3,824,000        $3,319,000
                                              ==========            ==========              ==========        ==========

Fully diluted earnings per common
and common equivalent shares                      $  .42                $  .32                  $  .81            $  .61


The Company accounts for the shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6: shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.